Exhibit 99.1

FOR IMMEDIATE RELEASE
April 28, 2010

Investor Contact: Mark H. Tubb

Vice President — Investor Relations

813.871.4027

mtubb@walterenergy.com

Media Contact: Michael A. Monahan

Director — Corporate Communications

813.871.4132

mmonahan@walterenergy.com

WALTER ENERGY ANNOUNCES RESULTS FOR THE FIRST QUARTER 2010;

NEW COKING COAL CONTRACT SETTLEMENTS

Reports Earnings of $0.79 per Diluted Share from Continuing Operations;

Includes $0.09 per Diluted Share of Unusual Charges

Settles 1.7 Million Metric Tons of Coking Coal Contracts at Approximately $235 per Metric Ton FOB Port for Six-Month Period Starting April 1, 2010

Expects Significant Increase in Second Quarter Earnings on Higher Coking Coal Prices

(TAMPA, Fla.) — Walter Energy (NYSE: WLT), a leading U.S. producer and exporter of premium hard coking coal for the global steel industry, today reported income from continuing operations of $42.7 million, or $0.79 per diluted share, for the quarter ended March 31, 2010, compared to $72.9 million, or $1.36 per diluted share in the first quarter 2009. First quarter 2010 results include $0.06 per diluted share for a net non-recurring tax charge and a charge of $0.03 per diluted share due to a change in the method of depreciating gas properties at the natural gas business.

“We generated strong first quarter 2010 results as recoveries in both the domestic and international steel industries continue,” said Walter Energy interim Chief Executive Officer Joe Leonard. “Looking forward, Walter Energy expects to generate increased earnings for the second quarter following our recent coking coal settlements.”

Coking Coal Settlements

The Company has settled coking coal contracts totaling 1.7 million metric tons with prices at approximately $235 per metric ton FOB Port for the six-month period beginning April 1, 2010.

“We are pleased with our coking coal contract prices for this year,” said Leonard. “Coupled with record pricing on carryover tons from 2008-2009 and our expanding production base, Walter Energy is positioned for an excellent year.”

First Quarter 2010 Financial Results

Net sales and revenues for the first quarter 2010 totaled $312.0 million compared to $283.1 million in the prior-year period. First quarter revenue improvements were primarily due to higher metallurgical coke and coking coal sales volumes, which were partially offset by lower realized coking coal selling prices.

Operating income totaled $71.3 million for the quarter, compared to $101.5 million in the prior-year period, with the decline primarily due to lower coking coal pricing versus the prior year, as well as higher production costs.

Consolidated results for the first quarter include a tax charge of $20.7 million related to the elimination of the favorable tax treatment of Medicare Part D subsidies associated with passage of the March 2010 Health Care Reform Act, partially offset by a tax benefit of $17.4 million related to unconventional fuel source credits at Walter Coke for prior tax years. The net impact of these items, which are not expected to recur, is a charge of $0.06 per diluted share for the first quarter 2010.

Underground Mining

The underground mining segment reported net sales and revenues of $240.3 million in the first quarter 2010, compared to $244.2 million in the prior-year period. Operating income in the first quarter 2010 was $64.8 million, compared to operating income of $99.9 million in the first quarter 2009. Coking coal sales volumes were up compared to last year’s first quarter. However, revenues in the current period declined due to lower realized selling prices. The decline in operating income in the current period reflected the lower realized sales prices as well as higher production costs and royalties on a per-ton basis, predominately at the No. 7 Mine.

Coking coal sales volumes were 1.8 million tons in the first quarter, up slightly versus the prior year, at an average selling price of $127.05 per short ton FOB Port, compared to an average selling price of $133.24 in the prior-year period. Sales in the first quarter 2010 include 167,000 tons shipped at 2008-2009 carryover pricing of approximately $315 per metric ton, while sales in the prior-year period included 186,000 tons at that pricing level.

Average mine production costs for the period were $58.19 per ton, or $6.41 higher than in the prior-year period. Production costs were higher than in the prior-year period primarily as a result of lower production volumes. Total coking coal production in the quarter was 1.7 million tons compared to 1.9 million tons in the prior-year period, which primarily resulted from lower production at the No. 7 mine due to an extended longwall move in the north panel during the period. The longwall is expected to resume production by mid-May.

The natural gas business sold 1.4 billion cubic feet of gas at an average price of $5.49 per thousand cubic feet in the first quarter 2010 compared to 1.7 billion cubic feet an average price of $6.05 per thousand cubic feet in the prior-year period. Due to new accounting rules required to be adopted as of Jan. 1, 2010, the natural gas business recorded approximately $2.5 million of depreciation expense over normal planned levels in the first quarter 2010. This quarterly level of additional depreciation expense is expected to continue for the remainder of 2010.

Surface Mining

The surface mining segment reported net sales and revenues of $31.3 million in the first quarter 2010, compared to $26.6 million in the prior-year period. Operating income in the first quarter 2010 was $7.3 million, compared to $5.5 million in the first quarter 2009. Increased sales volumes and pricing resulted in both revenue and operating income growth in the quarter.

Steam and industrial coal sales were 375,000 tons during the first quarter, up 14.0 percent compared to the prior-year period due to coal blending opportunities and inventory availability. Production totaled 345,000 tons in the first quarter versus prior-year production of 294,000 tons.

Walter Coke

Walter Coke reported net sales and revenues of $51.2 million in the first quarter 2010, compared to $21.9 million in the prior-year period. Walter Coke generated $7.6 million in operating income in the first quarter 2010 versus $1.6 million in the prior year. Revenues and operating income improved primarily on increased metallurgical coke sales volumes and pricing, as domestic steel production has strengthened in recent months.

Metallurgical coke sales in the first quarter 2010 were 139,081 tons at an average price of $327.37 per ton. In the prior year, Walter Coke sold 45,200 tons at $308.26 per ton. Increased demand enabled Walter Coke to reduce its furnace coke inventory from 64,000 tons at year-end 2009 to a more normalized level of approximately 9,000 tons at March 31, 2010.

Corporate and Other

At March 31, 2010, the Company had available liquidity of $452.6 million, including cash of $214.4 million and $238.2 million available under its credit facility.

Business Outlook

Walter Energy’s business outlook includes the following:

Coking Coal Sales(1)	Q1-2010 A	Q2-2010 E
Tons Sold (short tons, in millions)	1.8	1.7 - 1.9
Average Operating Margin(2) Per Ton	$36.36	$85 - $90

Steam & Industrial Coal Sales	Q1-2010 A	Q2-2010 E
Tons Sold (short tons)	375,000	350,000 - 385,000
Average Operating Margin(2) Per Ton(3)	$18.41	$3 - $7

Coke Sales	Q1-2010 A	Q2-2010 E
Tons Sold	139,081	95,000 - 97,000
Average Operating Margin(2) Per Ton	$54.95	$90 - $99

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

(1)       Includes the underground mining operation at Jim Walter Resources; excludes the coal bed methane operation.

(2)       Operating margin is defined as operating income (Earnings Before Interest & Taxes) from each business shown.

(3)       Second quarter operating income includes the impact of planned maintenance costs of $3.5 million, or approximately $10 per ton.

Coking Coal Sales Committed and Priced Estimated Delivery Schedule (short tons, in millions)	Q2 2010 E	Q3 2010 E	Q4 2010 E
2008-2009 Carryover Tons ($286(4))	0.3	0.4	0.2
2009-2010 Contract Tons ($117(4))	0.6	0.1	—
2010 Contract Tons ($213(4))	0.7	1.2	—

(4) Prices are approximate, per short ton FOB Port.

The Company maintains its 2010 full-year coking coal sales expectations of approximately 8.0 million tons.

“We are taking a measured approach toward contracting our coking coal for 2010, as we continue to see strong demand and prices for premium coking coals globally in the coming quarters,” said Walter Energy President and Chief Operating Officer George R. Richmond. “Our coking coal volumes for the remainder of the year are essentially committed to our existing customers. However, pricing on much of the volume remains open.”

Coking coal production is expected to total 1.7 million to 1.9 million tons in the second quarter, with production costs expected to average between $55 and $60 per ton.

Second quarter coal sales at Walter Minerals are expected to be in line with recent periods. However, operating income is projected to be lower due to equipment maintenance costs planned in the second quarter, impacting the operating income margin by approximately $10 per ton. Operating income is expected to return to normal levels in the third quarter.

As a result of strengthening domestic steel capacity utilization, Walter Coke has returned to full production. Continued increases in metallurgical coke prices are expected to drive higher revenues and operating income in the second quarter.

Consolidated capital expenditures for the full year are expected to total approximately $115 million, including maintenance capital of approximately $80 million.

Conference Call Web Cast

Interim Chief Executive Officer Joe Leonard, President and Chief Operating Officer George R. Richmond and interim Chief Financial Officer Lisa A. Honnold will discuss Walter Energy’s first quarter results, its outlook and other general business matters during a conference call and live Web cast to be held on Thursday, April 29, 2010, at 9 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at www.walterenergy.com.

About Walter Energy

Walter Energy is a leading U.S. producer and exporter of premium hard coking coal for the global steel industry and also produces steam coal and industrial coal, metallurgical coke and coal bed methane gas. The Company has revenues of approximately $1.0 billion and employs approximately 2,000 people. For more information about Walter Energy, please visit the Company Web site at www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: the market demand for coal, coke and natural gas as well as changes in pricing and costs; the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in our mining operations; changes in customer orders; pricing actions by our competitors, customers, suppliers and contractors; changes in governmental policies and laws, including with respect to safety enhancements and environmental initiatives; availability and costs of credit, surety bonds and letters of credit; and changes in general economic conditions. Forward- looking statements made by us in this release, or elsewhere, speak only as of the date on which the statements were made. See also the “Risk Factors” in our 2009 Annual Report on Form 10-K and subsequent filings with the SEC which are currently available on our website at www.walterenergy.com. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. We have no duty to, and do not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of March 31, 2010 unless otherwise noted.

- WLT -

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share and share amounts)

Unaudited

	For the three months
	ended March 31,
	2010	2009
Net sales and revenues:
Net sales	$308,110	$278,166
Miscellaneous income	3,939	4,971
	312,049	283,137

Costs and expenses:
Cost of sales (exclusive of depreciation)	189,511	140,466
Depreciation	22,169	17,734
Selling, general and administrative	18,693	15,665
Postretirement benefits	10,369	7,644
Amortization of intangibles	—	112
	240,742	181,621

Operating income	71,307	101,516
Interest expense	(4,777)	(4,799)
Interest income	181	274
Income from continuing operations before income taxes	66,711	96,991
Income tax expense (1)	24,016	24,141
Income from continuing operations	42,695	72,850
Discontinued operations (2)	(1,144)	253
Net income	$41,551	$73,103

Basic income per share:
Income from continuing operations	$0.80	$1.37
Discontinued operations	(0.02)	—

Basic net income per share	$0.78	$1.37

Weighted average number of shares outstanding	53,437,036	53,289,667

Diluted income per share:
Income from continuing operations	$0.79	$1.36
Discontinued operations	(0.02)	—

Diluted net income per share	$0.77	$1.36

Weighted average number of diluted shares outstanding	54,098,171	53,580,638

(1)

Income tax expense in the first quarter of 2010 includes an income tax benefit of $17.4 million related to unconventional fuel source credits for our Walter Coke segment for the years 2006 through 2009. At this time, the IRS code does not provide for this credit for years beyond 2009. The current period tax provision also includes an income tax charge of $20.7 million related to the elimination of the favorable tax treatment of Medicare Part D subsidies due to the passage of the Health Care Reform Act. The net effect of these items increased our effective tax rate from a normalized rate of 31.0% to 36.0% for the first quarter of 2010. This compares to an effective tax rate of 24.9% for the the first quarter of 2009. The difference in the normalized tax rates of 31.0% for 2010 and 24.9% for 2009 is due to a change in the effect of percentage depletion deductions on projected pre-tax income.

(2)

Discontinued operations includes the results of our closed Homebuilding and Kodiak operations for both periods, while 2009 also includes the results of our Financing segment, which was spun off in April 2009.

WALTER ENERGY, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in thousands)

Unaudited

	For the three months ended March 31,
	2010	2009

NET SALES AND REVENUES:
Underground Mining	$240,301	$244,200
Surface Mining	31,333	26,618
Walter Coke	51,182	21,907
Other	778	319
Consolidating eliminations of intersegment activity	(11,545)	(9,907)
	$312,049	$283,137

OPERATING INCOME (LOSS):
Underground Mining	$64,828	$99,855
Surface Mining	7,260	5,515
Walter Coke	7,643	1,593
Other	(8,119)	(5,153)
Consolidating eliminations of intersegment activity	(305)	(294)
Operating income	$71,307	$101,516

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months ended March 31,
	2010	2009
Operating Data:
Underground Mining
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,746	1,699
Purchased coal	70	55
	1,816	1,754

Average selling price per short ton	$127.05	$133.24

Tons sold by mine (in thousands):
Mine No. 4	732	789
Mine No. 7	1,014	910
Total	1,746	1,699

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$65.80	$65.25
Mine No. 7 per ton	$75.06	$60.18
Weighted average cost of sales per ton	$71.18	$62.53
Purchased coal costs (in thousands)	$4,984	$2,421
Other costs (in thousands) (1)	$4,325	$1,693

Tons of coal produced (in thousands):
Mine No. 4	703	770
Mine No. 7	955	1,169
Total	1,658	1,939

Coal production costs per ton: (2)
Mine No. 4	$56.41	$49.36
Mine No. 7	$59.50	$53.38
Weighted average production costs per ton	$58.19	$51.78

Natural gas sales, in mmcf (in thousands)	1,444	1,684
Natural gas average sale price per mcf	$5.49	$6.05
Natural gas cost of sales per mcf	$3.45	$2.58

Surface Mining
Tons sold (in thousands)	375	329
Tons of coal produced (in thousands)	345	294
Average selling price per short ton	$78.89	$70.48
Coal production costs per ton	$57.81	$66.20

(1)	Consists of charges (credits) not directly allocable to a specific underground mine.

(2)

Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

WALTER ENERGY, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months ended March 31,
	2010	2009
Operating Data (continued):

Walter Coke:
Metallurigical coke tons sold	139,081	45,200
Metallurigical coke average sales price per ton	$327.37	$308.26

Depreciation ($ in thousands):
Underground Mining	$18,492	$14,148
Surface Mining	2,582	2,326
Walter Coke	1,018	1,127
Other	77	133
	$22,169	$17,734

Capital expenditures ($ in thousands):
Underground Mining	$12,731	$23,706
Surface Mining	494	9,698
Walter Coke	852	1,715
Other	260	7
	$14,337	$35,126

WALTER ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

Unaudited

	As of
	March 31,	December 31,
	2010	2009
ASSETS
Assets of continuing operations:
Cash and cash equivalents	$214,424	$165,279
Receivables, net	111,994	70,500
Inventories	80,852	99,278
Deferred income taxes	95,974	110,576
Other current assets	27,973	27,065
Total current assets	531,217	472,698
Property, plant and equipment, net	514,602	522,931
Deferred income taxes	157,431	178,338
Other long-term assets	79,682	70,192
Total assets of continuing operations	1,282,932	1,244,159

Current assets of discontinued operations (1)	13,165	15,197
TOTAL ASSETS	$1,296,097	$1,259,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities of continuing operations:
Accounts payable	$43,951	$44,211
Accrued expenses	43,207	39,034
Current debt	8,851	13,351
Accumulated postretirement benefits obligation	23,648	23,563
Other current liabilities	16,670	18,513
Total current liabilities of continuing operations	136,327	138,672
Long-term debt	161,020	163,147
Accumulated postretirement benefits obligation	431,740	429,096
Other long-term liabilities	259,881	261,736
Total liabilities of continuing operations	988,968	992,651

Current liabilities of discontinued operations (1)	5,535	7,310
TOTAL LIABILITIES	994,503	999,961

STOCKHOLDERS’ EQUITY	301,594	259,395
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,296,097	$1,259,356

(1)	Includes the remaining assets and liabilities of the Company’s closed Homebuilding and Kodiak businesses.

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2010

($ in thousands)

Unaudited

						Accumulated
			Capital in			Other
		Common	Excess of	Comprehensive	Retained	Comprehensive
	Total	Stock	Par Value	Income	Earnings	Loss

Balance at December 31, 2009	$259,395	$533	$374,522		$50,852	$(166,512)

Comprehensive income:
Net income	41,551			$41,551	41,551
Other comprehensive income, net of tax:
Change in pension and postretirement benefit plans	3,288			3,288		3,288
Change in unrealized gain on hedges	952			952		952
Comprehensive income				$45,791

Purchases of stock under stock repurchase program	(4,689)	(1)	(4,688)
Stock issued upon the exercise of stock options	8,764	5	8,759
Dividends paid, $0.10 per share	(5,358)				(5,358)
Stock-based compensation	661	—	661
Other	(2,970)	(1)	(2,969)
Balance at March 31, 2010	$301,594	$536	$376,285		$87,045	$(162,272)

WALTER ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

Unaudited

	For the three months ended March 31,
	2010	2009

OPERATING ACTIVITIES
Net income	$41,551	$73,103
Loss (income) from discontinued operations	1,144	(253)
Income from continuing operations	42,695	72,850

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities:
Depreciation	22,169	17,734
Non cash income tax provision	32,772	21,359
Other	(828)	1,325

Decrease (increase) in assets:
Receivables	(41,552)	(10,268)
Inventories	18,426	(23,755)
Other current assets	(909)	3,597
Increase (decrease) in liabilities:
Accounts payable	(260)	(8,773)
Accrued expenses and other current liabilities	2,299	(11,427)
Cash flows provided by (used in) operating activities	74,812	62,642

INVESTING ACTIVITIES
Additions to property, plant and equipment	(14,337)	(35,126)
Other	(91)	(28)
Cash flows provided by (used in) investing activities	(14,428)	(35,154)

FINANCING ACTIVITIES
Retirements of debt	(6,627)	(16,880)
Dividends paid	(5,358)	(5,327)
Purchases of stock under stock repurchase program	(4,689)	(27,963)
Other	5,794	(278)
Cash flows provided by (used in) financing activities	(10,880)	(50,448)
Cash flows provided by (used in) continuing operations	49,504	(22,960)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by (used in) operating activities	(1,635)	20,091
Cash flows provided by (used in) investing activities	599	5,854
Cash flows provided by (used in) financing activities	—	(27,673)
Cash flows provided by (used in) discontinued operations	(1,036)	(1,728)

Net increase (decrease) in cash and cash equivalents	$48,468	$(24,688)

Cash and cash equivalents at beginning of period	$165,279	$116,074
Add: Cash and cash equivalents of discontinued operations at beginning of period	1,254	1,598
Net increase (decrease) in cash and cash equivalents	48,468	(24,688)
Less: Cash and cash equivalents of discontinued operations at end of period	577	5,543
Cash and cash equivalents at end of period	$214,424	$87,441